Exhibit 2.1

Execution Version

AGREEMENT OF SHARE EXCHANGE AND PLAN OF REORGANIZATION

Dated as of April 3, 2023

This AGREEMENT OF SHARE EXCHANGE AND PLAN OF REORGANIZATION (this “Agreement”) is entered into as of April 3, 2023 by and among Sinclair Broadcast Group, Inc., a Maryland corporation (“SBG”), Sinclair, Inc., a Maryland corporation (“Holdco”), and Sinclair Holdings, LLC, a Maryland limited liability company (“Intermediate LLC” and, together with SBG and Holdco, collectively the “Parties”).

BACKGROUND

A. The Parties intend to effect a reorganization (the “Reorganization”) that will entail the following, each as described more fully in this Agreement:

(i)	The articles of incorporation and bylaws of Holdco will be amended such that they are substantially similar to the articles of incorporation and bylaws of SBG as of the date hereof.

(ii)

SBG and Holdco will effect a share exchange (the “Share Exchange”) under Section 3-102(a)(7) of the Maryland General Corporation Law (the “MGCL”), in connection with which Holdco will be the “successor” referred to in clause (i) thereof and SBG will be “the corporation the stock of which is to be acquired” referred to in clause (ii) thereof. In the Share Exchange, each outstanding share of stock of SBG will be exchanged for an equivalent share of stock of Holdco as described more fully herein, and Holdco will acquire all of the outstanding shares of SBG, such that SBG will become a wholly-owned subsidiary of Holdco.

(iii)	After the Share Exchange, SBG will convert from a Maryland corporation to a Maryland limited liability company to be named Sinclair Broadcast Group, LLC (the “SBG LLC Conversion”).

(iv)

After the SBG LLC Conversion, SBG will transfer all of the outstanding membership interests of Intermediate LLC to Holdco (the “Intermediate LLC Transfer”), such that Intermediate LLC will become a wholly-owned subsidiary of Holdco.

(v)

After the Intermediate LLC Transfer, Holdco will contribute all of the outstanding membership interests of SBG to Intermediate LLC (the “SBG Transfer”), such that SBG will become a wholly-owned subsidiary of Intermediate LLC.

B. Pursuant to Section 3-105(b) of the MGCL, at a meeting held on February 21, 2023, SBG’s board of directors approved the Reorganization, subject to the conditions set forth herein, and adopted a resolution declaring the Share Exchange advisable and directing that the Share Exchange be submitted for consideration at a special meeting of SBG shareholders. The board of directors of Holdco has approved the Reorganization, including the Share Exchange, pursuant to Section 3-105(a)(3) of the MGCL. SBG, as the sole member of Intermediate LLC, has approved the Reorganization.

C. It is intended that, for U.S. federal income tax purposes (and, where applicable, state and local tax purposes), the Share Exchange and the SBG LLC Conversion, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement shall constitute a “plan of reorganization” within the meaning of the Code and the Treasury regulations promulgated thereunder.

AGREEMENT

NOW THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows.

ARTICLE I

THE REORGANIZATION

Section 1.1 Timing. Subject to (i) the closing conditions set forth herein, (ii) the final form of the articles of share exchange filed with the Maryland State Department of Assessments and Taxation to effect the Share Exchange, which are expected to be substantially in the form attached hereto as Exhibit A (the “Articles of Share Exchange”), and the other documents and filings that effect the Reorganization and (iii) further revision by the Parties, the Parties expect the timing of the steps in the Reorganization to be as follows:

(a) The Share Exchange will be effected pursuant to the Articles of Share Exchange and will be effective at the time specified in the Articles of Share Exchange. The Articles of Share Exchange will specify that the Share Exchange will be effective at 12:00 a.m. (the “Share Exchange Effective Time”) on a date to be referred to herein as the closing date (the “Closing Date”).

(b) The SBG LLC Conversion will be effected pursuant to the articles of conversion filed with the Maryland State Department of Assessments and Taxation to effect the SBG LLC Conversion (the “Articles of Conversion”) and will be effective at the time specified in the Articles of Conversion. The Articles of Conversion will specify that the SBG LLC Conversion will be effective at 12:01 a.m. on the Closing Date (the “Conversion Effective Time”).

(c) The Intermediate LLC Transfer is expected to be effective at 12:00 a.m. on the day immediately following the Closing Date.

(d) The SBG Transfer is expected to be effective at 12:01 a.m. on the day immediately following the Closing Date.

Section 1.2 Share Exchange; Effect on Capital Stock. At the Share Exchange Effective Time, and subject to the closing conditions set forth herein and the other provisions of this Agreement and the Articles of Share Exchange:

(a) Each outstanding share or fraction of a share of SBG’s Class A common stock, par value $.01 per share (the “SBG Class A Common Stock”), shall, without any further action on the part of the holder thereof, automatically and by operation of law be exchanged for a share or fraction of a share of Holdco’s Class A common stock, par value $.01 per share (the “Holdco Class A Common Stock”), on a one-for-one basis. Thereafter, each holder of a share or fraction of a share of Holdco Class A Common Stock shall have full and exclusive power to vote such shares, to receive dividends thereon and to exercise all rights of an owner thereof.

(b) Each outstanding share or fraction of a share of SBG’s Class B common stock, par value $.01 per share (the “SBG Class B Common Stock” and, together with the SBG Class A Common Stock, collectively the “SBG Stock”), shall, without any further action on the part of the holder thereof, automatically and by operation of law be exchanged for a share or fraction of a share of Holdco’s Class B common stock, par value $.01 per share (the “Holdco Class B Common Stock” and, together with the Holdco Class A Common Stock, collectively the “Holdco Stock”), on a one-for-one basis. Thereafter, each holder of a share or fraction of a share of Holdco Class B Common Stock shall have full and exclusive power to vote such shares, to receive dividends thereon and to exercise all rights of an owner thereof.

(c) All of Holdco’s shares of capital stock that were issued and outstanding immediately prior to the Share Exchange Effective Time shall be cancelled for no consideration and shall cease to be issued or outstanding.

(d) Holdco shall become the owner of all of the shares of SBG Stock that were issued and outstanding immediately prior to the Share Exchange Effective Time. Thereafter, Holdco shall have full and exclusive power to vote such shares, to receive dividends thereon and to exercise all rights of an owner thereof.

Section 1.3 Manner of Exchange; No Required Exchange of Stock Certificates. At the Share Exchange Effective Time:

(a) Where no physical certificate representing the SBG Stock has been issued in the name of a holder thereof, a “book-entry” (i.e., a computerized or manual entry) shall be made in the share records of Holdco to evidence the issuance to such holder of the number of uncertificated shares of Holdco Stock for which such SBG Stock has been exchanged pursuant to the Articles of Share Exchange, and Holdco shall cause each shareholder holding Holdco Stock in book entry form to be provided such information as shall be required by or necessary to comply with Maryland law.

(b) Each certificate which, immediately prior to the Share Exchange Effective Time, represented issued and outstanding SBG Stock (each, an “SBG Certificate”) shall be deemed for all purposes to evidence ownership of, and to represent, the number, class and series of Holdco Stock for which the SBG Stock represented by such SBG Certificate immediately prior to the Share Exchange Effective Time have been exchanged pursuant to the Articles of Share Exchange. The registered holder of any SBG Certificate outstanding immediately prior to the Share Exchange Effective Time, as such holder appears in the books and records of SBG, or of the transfer agent in respect of the SBG Stock, immediately prior to the Share Exchange Effective Time, shall, until such SBG Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the shares of Holdco Stock for which the SBG Stock represented by such SBG Certificate have been exchanged pursuant to the Articles of Share Exchange, subject to the provisions of Maryland law.

(c) Following the Share Exchange Effective Time, Holdco may, in its discretion, mail or cause to be mailed to the persons who were registered holders of SBG Certificates immediately prior to the Share Exchange Effective Time, a letter of transmittal, in customary form, containing instructions for use in effecting the surrender of such SBG Certificates, if the holder so chooses, in exchange for a certificate (a “Holdco Certificate”), or, in Holdco’s discretion, uncertificated shares in book-entry form, representing the number, class and series of shares of Holdco Stock for which the SBG Stock represented by such SBG Certificate have been exchanged pursuant to the Articles of Share Exchange. Each Holdco Certificate, if any, shall comply with all requirements set forth in Holdco’s articles of incorporation or bylaws and applicable law with respect to notice of certain restrictions on ownership and transferability.

Section 1.4 No Dissenter’s Rights. In accordance with the provisions of Section 3-202(c)(1) of the MGCL, no dissenter’s rights or appraisal rights will be available to SBG’s shareholders in connection with the Share Exchange.

Section 1.5 Dividends. At the Share Exchange Effective Time and by operation of the Share Exchange, SBG’s obligations with respect to any dividends or other distributions to SBG’s shareholders that have been declared by SBG, but not paid prior to the Share Exchange Effective Time, will become the obligations of Holdco, and Holdco hereby agrees to assume such obligations.

Section 1.6 Assets, Liabilities and Contracts. Except as expressly agreed otherwise by the Parties, all of the assets, liabilities and employees of SBG and its subsidiaries prior to the Reorganization will remain the assets, liabilities and employees of SBG and such subsidiaries, notwithstanding the Share Exchange or other aspects of the Reorganization. Except as expressly agreed otherwise by the Parties, all of SBG’s or its subsidiaries’ rights and obligations under contracts to which they are parties shall remain the rights and obligations of SBG and such subsidiaries, notwithstanding the Share Exchange or other aspects of the Reorganization.

Section 1.7 Plan of Reorganization and Plan of Exchange. It is intended that the Share Exchange and the SBG LLC Conversion, taken together, will be treated as an integrated transaction for U.S. federal income tax purposes and will be undertaken pursuant to this Agreement, which is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). Each Party shall use commercially reasonable efforts to cause the Share Exchange and the SBG LLC Conversion, taken together, to qualify, and will not take any actions or cause any actions to be taken which would prevent the Share Exchange and the SBG LLC Conversion, taken together, from qualifying, as a reorganization within the meaning of Section 368(a) of the Code.

Section 1.8 Successor Issuer. It is the intent of the Parties that Holdco be deemed a “successor issuer” of SBG in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), solely for purposes of the Exchange Act, and in accordance with Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), solely for purposes of the Securities Act.

ARTICLE II

CLOSING CONDITIONS

Section 2.1 Closing Conditions . The consummation of the Share Exchange shall be subject to the following conditions precedent:

(a) Shareholder Approval. Pursuant to Section 3-105(e) of the MGCL, the Share Exchange shall have been approved by the shareholders of SBG by the affirmative vote of two-thirds of all the votes entitled to be cast on the matter.

(b) Registration Statement. The registration statement (the “Registration Statement”) filed by Holdco with the United States Securities and Exchange Commission (the “SEC”) relating to the shares of Holdco Stock to be issued in the Share Exchange shall have become effective under the Securities Act of 1933, and no stop order suspending such effectiveness shall be in effect.

(c) Regulatory Approval. Any approvals for the Share Exchange or other aspects of the Reorganization that are required under the rules and regulations of the Federal Communications Commission shall have been obtained and shall be in full force and effect.

(d) Tax Opinions.

(i)

SBG shall have received (I) an opinion of its outside tax counsel to the effect that the Share Exchange and the SBG LLC Conversion, taken together, will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes, and (II) an opinion of its outside counsel filed as Exhibit 8.1 in connection with the Registration Statement to the effect that the Share Exchange and the SBG LLC Conversion, taken together, will qualify as a tax-free reorganization within the meaning of Section 368(a) of the Code for U.S. federal income tax purposes.

(ii)

SBG and Holdco shall deliver to outside tax counsel for purposes of the opinions referenced in section 2.1(d)(i) a “Tax Representation Letter,” dated as of the Closing Date (and, if requested, as of the date the Registration Statement is filed with the SEC), signed by an officer of SBG and Holdco and containing representations of SBG and Holdco as shall be reasonably necessary or appropriate to enable outside tax counsel to render such opinions.

(e) Consents. The Parties shall have received all other consents, permissions and approvals, and shall have taken all other actions, that they determine to be necessary or advisable prior to the Reorganization.

ARTICLE II

MISCELLANEOUS

Section 2.1 Descriptive Headings. Descriptive headings in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

Section 2.2 Counterparts. For the convenience of the Parties, this Agreement may be executed in one or more counterparts, each of which shall be considered an original, and all of which taken together shall constitute a single instrument.

Section 2.3 Successors and Assigns. This Agreement may not be assigned by a Party without the written consent of the other Parties. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the Parties.

Section 2.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 2.5 Applicable Law. This Agreement, and any controversy or proceeding arising hereunder or in connection herewith, whether sounding in contract or tort, and whether brought at law or in equity, shall be governed by, construed and enforced in accordance with the laws of the State of Maryland without regard to any conflict of laws principles.

Section 2.6 Amendment and Termination. This Agreement may be amended or supplemented in any manner and from time to time prior to the Share Exchange Effective Time by a written instrument duly executed and delivered by all of the Parties. This Agreement may be terminated and the Share Exchange abandoned at any time prior to the Share Exchange Effective Time by action taken by the boards of directors of SBG and Holdco. In the event of the termination of this Agreement and abandonment of the Share Exchange, this Agreement shall become void and have no effect, without any liability on the part of any Party or its directors, officers or shareholders.

Section 2.7 Conflicting Terms. In event of a conflict between the terms of this Agreement and the terms of the Articles of Share Exchange in the form filed with the Maryland State Department of Assessments and Taxation, the terms of such Articles of Share Exchange shall prevail.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the date first written above.

Sinclair Broadcast Group, Inc.,
a Maryland corporation

By:	/s/ Christopher S. Ripley
Name: Christopher S. Ripley
Title: President and Chief Executive Officer

Sinclair, Inc.,
a Maryland corporation

By:	/s/ Christopher S. Ripley
Name: Christopher S. Ripley
Title: President and Chief Executive Officer

Sinclair Holdings, LLC,
a Maryland limited liability company

By:	/s/ Christopher S. Ripley
Name: Christopher S. Ripley
Title: President and Chief Executive Officer

Agreement of Share Exchange and Plan of Reorganization